Exhibit 10.10
CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN
TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED APRIL 23, 2009
GJON N. NIVICA, JR.
Pursuant to the terms and conditions of the Celanese Corporation 2009 Global Incentive Plan, you have been awarded Time-Vesting Restricted Stock Units, subject to the restrictions described in this agreement:
RSU Award
50,000 Units
This grant is made pursuant to the Time-Vesting Restricted Stock Unit Award Agreement dated as of April, 23, 2009 between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN
TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Time-Vesting Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into effect as of April 23, 2009 (the “Grant Date”) by and between Celanese Corporation, a Delaware corporation (the “Company”) and Gjon N. Nivica, Jr. (the “Participant”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the “2009 Plan”).
     1. Time-Vesting RSU Award: In order to encourage Participant’s contribution to the successful performance of the Company, the Company hereby grants to Participant as of the Grant Date, pursuant to the terms of the 2009 Plan and this Agreement, an award (the “Award”) of time-vesting Restricted Stock Units (“RSUs”) representing the right to receive an equal number of Common Shares upon vesting. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the conditions, restrictions and limitations contained in this Agreement and the 2009 Plan.
     2. Time-Based Vesting: Subject to Section 3 and Section 6 of this Agreement, 16,666 shares shall vest on April 23, 2010; 16,667 shares shall vest on April 23, 2011; and 16,667 shares shall vest on April 23, 2012. Each such date shall be referred to as a “Vesting Date”. Each period between the Grant Date and a Vesting Date shall be referred to as a “Vesting Period”.
     3. Effects of Certain Events:
     (a) Upon the termination of the Participant’s employment by the Company without Cause, the unvested portion of the Award shall vest and a number of Common Shares equal to such unvested number of RSUs shall be delivered to the Participant within thirty (30) days following each applicable Vesting Date in accordance with the schedule set forth in Section 2 above.
     (b) Upon the termination of the Participant’s employment due to the Participant’s death or Disability, a prorated portion of RSUs will vest in an amount equal to (i) the unvested RSUs in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete calendar months from the Grant Date to the date of termination, and the denominator of which is the number of full calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. The prorated number of RSUs shall vest and a number of Common Shares equal to such prorated number of RSUs shall be delivered to the Participant within thirty (30) days following the applicable Vesting Date. The remaining portion of the Award shall be forfeited and cancelled without consideration.
     (c) Upon the termination of the Participant’s employment for any other reason, the unvested portion of the Award shall be forfeited and cancelled without consideration.
     4. Settlement of RSUs: Subject to Section 3 and Section 6 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage) as soon as practicable following the applicable Vesting Date (but in no event later than 2 1/2 months after the applicable Vesting Date), in complete settlement of all RSUs vesting on such Vesting Date, a number of Common Shares equal to the number of RSUs vesting on such Vesting Date.

     5. Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the RSUs have vested and Common Shares have been delivered pursuant to this Agreement.
     6. Change in Control: Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unvested RSUs granted pursuant to this Agreement that have not previously been forfeited:
     7. (a) If (i) a Participant’s rights to the unvested portion of the Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant’s employment is terminated by the Company (or its successor) without Cause following the Change in Control, then the unvested portion of the Award (or, as applicable, the substitute award) shall immediately vest and a number of Common Shares equal to the number of unvested RSUs shall be delivered to the Participant.
     8. (b) If a Participant’s right to the unvested portion of the Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 6(a) above, then upon the occurrence of a Change in Control, the unvested portion of the Award shall immediately vest and a number of Common Shares equal to the number of unvested RSUs shall be delivered to the Participant.
     9. Income Taxes: The Company shall not deliver Common Shares in respect of any RSUs unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected at the minimum statutory rates by withholding Common Shares issuable in connection with the vesting of RSUs. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of Common Shares issued in respect of any vested RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages). Any vested RSUs shall be reflected in the Company’s records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant’s satisfaction of his or her withholding tax obligations.
     10. Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting of the RSUs, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the vesting of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2009 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.
     11. Non-Transferability of Award: The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant’s death.
     12. Other Agreements: Subject to sections 10(a) and 10(b) of this Agreement, this Agreement and the 2009 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.
     (a) The Participant acknowledges that as a condition to the receipt of the Award, the Participant shall have delivered to the Company (x) an executed copy of this Agreement and (y) an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion). For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions and provisions regarding one or more of (i) competition by the Participant with the Company; (ii) maintenance of confidentiality of the Company’s and/or clients’ information; and (iii) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
     (b) If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.
     13. Not a Contract for Employment; No Acquired Rights: Nothing in the 2009 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.
     14. Severability: In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     15. Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
     16. Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
     17. Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2009 Plan, and the Award via the Company’s or plan administrator’s web site or other means of electronic delivery.
     18. Governing Law: The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.

     19. Restricted Stock Units Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2009 Plan and the 2009 Plan’s prospectus. The RSUs and the Common Shares issued upon vesting of such RSUs are subject to the 2009 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2009 Plan, the applicable terms and provisions of the 2009 Plan shall govern and prevail.
     20. Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the RSUs granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before June 29, 2009.
     21. Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
     22. Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2009 Plan:
     (a) “Cause” means (i) the Participant’s willful failure to perform the Participant’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company’s business conduct policy, (vi) any material violation of the Company’s policies concerning harassment or discrimination, (vii) the Participant’s conduct that causes material harm to the business reputation of the Company or its affiliates, or (viii) the Participant’s breach of any confidentiality, intellectual property, non-competition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company.
     (b) “Change in Control” shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:
     (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or
     (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
     (iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

     (c) “Disability” has the same meaning as “Disability” in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion.

     IN WITNESS WHEREOF, this Agreement has been accepted and agreed to by the undersigned.

PARTICIPANT

By: Name:	/s/ Gjon N. Nivica, Jr. Gjon N. Nivica, Jr.
Date:	June 29, 2009